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                                                                   EXHIBIT 10.4

                           Amendment Number 2 to the

                Automatic Variable Annuity Reinsurance Agreement
                         (Referred to as the Agreement)

                                    Between

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                            St. Petersburg, Florida
                         (referred to as the Reinsured)

                                      and

                       WMA LIFE INSURANCE COMPANY LIMITED
                               Hamilton, Bermuda
                         (referred to as the Reinsurer)


                           Effective October 1, 1999


I. Article II, DEFINITIONS, "Cumulative Effective Growth Rate" is added to read as follows:

     "Cumulative Effective Growth Rate" equals the five year rolling growth of premiums collected in years t = 1 to 5, defined by:

     { ( [ (1/5) x (P1 + P2 + P3 + P4 + P5) ]/[(1/2) x (P1 + P2)) ] ) 1/2 - 1},

     where P1, ..., P5 are the WMA Total Variable Annuity First Year Payments collected by the Reinsured in previous five years, including an accrual to the end of the current year, based on premiums collected through November of the current year. P5 stands for the premiums collected in the current year with an accrual to the end of the calendar year. P1 stands for premium collected in the current calendar year minus four.

II. Schedule B1, AMOUNT OF REINSURANCE, is replaced by the following:

     The amount of reinsurance under this Agreement shall be the Reinsurer's quota share percentage shown below of the liability of the Reinsured on all annuity contracts in the forms listed in Schedule A, Business Reinsured.

     Quota Share Percentages for Issue Dates in 1998, 1999, and 2000: For issue dates in 1998, the quota share percentage will be 40%.


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    The quota share percentage shall be 10%, commencing as of the effective date of this amendment, for policies issued from January 1, 1999 through September 30, 1999 previously reinsured on a 40% quota-share basis. Pursuant to Amendment Number 1 to the Agreement, Article XIV, RECAPTURE, Paragraph 1, the Reinsured elects to recapture seventy five percent (75%) of the Reinsured Policies issued from January 1, 1999, through September 30, 1999. The Reinsured will pay the Reinsurer a Recapture Fee equal to $4,439,173 plus accrued interest at an effective rate of 9%, which shall accrue from October 1, 1999 to the date such amount is settled and paid, which shall be paid no later than January 31, 2000. The Reinsured may offset the Recapture Fee against amounts otherwise due the Reinsured.

    For policies issued from October 1, 1999 through December 31, 2000, the quota share percentage will be 10%.

    Quota Share Percentages for Issue Dates in 2001 and later: The Reinsurer and the Reinsured will jointly determine the quota share percentages no later than December 1st applicable to new issues in the following calendar year. The determining factors for the quota share percentage are the expected WMA Total Variable Annuity First Year Payments Collected by the Reinsured for the calendar year that the quota share percentage will be applicable. This determination of the quota share percentage will be on a mutually acceptable basis, recognizing the good faith nature of this Agreement, and with references to the estimates made by both parties, based on results from prior periods.

    Notwithstanding the provisions of the previous three paragraphs and at any time on or after January 1, 2000 and before January 1, 2003, the Reinsurer shall have the option (provided the Reinsurer demonstrates sufficient capacity) to prospectively increase the quota share percentage on all reinsured policies issued from the beginning of the prior calendar year to the date the Reinsurer elects to increase the quota share percentage. The quota share percentage, as increased, shall not exceed the Scheduled Quota Share Percentage in accordance with terms contained in Schedule B1 of the Agreement, as amended. The Reinsurer shall demonstrate its capacity by showing the Reinsured that its unassigned invested securities, together with anticipated cash flows (including retrocession facilities), will be sufficient to meet expected reinsurance settlements, with regard to the policies subject to the increased quota share percentage, for a period of not less than twenty-four months following the date the Reinsurer elects to increase the quota share percentage. Upon election to increase the quota share percentage, the initial ceding allowance payable to the Reinsured shall equal (a) less (b), where:

    (a) equals settlements that would have otherwise occurred under the Agreement, had the increased quota share percentage been applicable from the beginning of the prior calendar year to the date the Reinsurer elects to increase the quota share percentage, accrued at an effective rate of * %, and

    ----------------

    * Material omitted pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.


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    (b) equals all settlements due or paid under the Agreement from the beginning of the prior calendar year to the date the Reinsurer elects to increase the quota share percentage, accrued at an effective rate of
        * %.

    The initial ceding allowance shall be payable within 14 days after the Reinsurer's election to increase the quota share percentage.

    Thereafter, the quota share percentage applicable to all new policies issued and reinsured shall be determined in accordance with terms contained in Schedule B1 of the Agreement, as amended.

    The Scheduled Quota Share Percentages for each threshold of expected WMA Total Variable Annuity First Year Payments Collected by the Reinsured are shown in the following table:

       --------------------------------------------------------------
        WMA TOTAL VARIABLE ANNUITY FIRST               SCHEDULED
        YEAR PAYMENTS COLLECTED BY THE                QUOTA SHARE
            REINSURED (IN MILLIONS)                    PERCENTAGE
       --------------------------------------------------------------
                 $100-249                                  40%
       --------------------------------------------------------------
                   $250+                                   50%
       --------------------------------------------------------------

    The scheduled quota share percentages may be reduced 5%, if the expected WMA Total Variable Annuity First Year Payments Collected by the Reinsured are anticipated to decline from the sum of the most recent twelve months' Payments and the Cumulative Effective Growth Rate is less than 15%. A reduction in the quota share percentage will be mutually acceptable to both parties.

----------------

* Material omitted pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.


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                                   * * * * *

Except as expressed herein, all terms, covenants and provisions of the Automatic Variable Annuity Reinsurance Agreement not in conflict with the provisions of this amendment shall remain unaltered and in full force and effect.

In witness of the above, the Reinsured and the Reinsurer, by their respective officers have executed this amendment in duplicate at the dates and places indicated and shall be effective as of October 1, 1999.



  WESTERN RESERVE LIFE                        WMA LIFE INSURANCE
  ASSURANCE CO. OF OHIO                       COMPANY LIMITED

  at     St. Petersburg, Fl                   at    Kamuela, Hawaii
  on     March 16, 2000                       on    March 20, 2000


  By:   /s/ Larry Kirkland                    By:   /s/ Edward F. McKernan
      -----------------------------               ------------------------
  Title:   VP & Managing Actuary              Title:      Vice President


  By:  /s/ Alan Yaeger                        By: /s/ Thomas W. Montgomery
      -----------------------------               ------------------------
  Title:  EVP                                 Title:   Vice President


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